Exhibit 4.5

VONAGE HOLDINGS CORP.
DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK
The common stock of Vonage Holdings Corp. (“Vonage”) is listed on the Nasdaq Global Select Market under the symbol “VG.” All outstanding shares of common stock are validly issued, fully paid, and non-assessable.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated By-laws (the “Bylaws”), both of which are exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Voting Rights

The holders of the Common Stock have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder, subject to the preferences applicable to any shares of preferred stock. There is no provision for cumulative voting.

Dividend and Liquidation Rights

Subject to the preferences applicable to any shares of preferred stock outstanding at any time, holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors from funds legally available therefor.

Other Rights

The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities, and our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law

Various provisions contained in our Certificate of Incorporation, our Bylaws, and Delaware law could delay or discourage some transactions involving an actual or potential change in control of Vonage or its management.

Certificate of Incorporation and Bylaws

Provisions in our Certificate of Incorporation and our Bylaws:

•	authorize our board of directors to establish one or more series of any class or classes of our stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•	establish a classified board structure until the annual meeting of stockholders in 2021;

•	allow our directors to fill any vacancies on our board of directors, including vacancies resulting from a board of directors resolution to increase the number of directors; and

•
require that stockholders wishing to nominate persons for election to our Board of Directors at an annual meeting or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in our bylaws.